BROWN SHOE UPDATES FINANCIAL PERFORMANCE

ST. LOUIS, April 26, 2011 -- Brown Shoe Company, Inc. (NYSE: BWS) today announced preliminary net sales results for the nine-week period ended April 2, 2011.  Consolidated net sales increased by 2.1 percent versus the year-ago period to $426 million.  Famous Footwear net sales decreased 8.1 percent in the period, driven by a same-store sales decrease of 7.0 percent.  Net sales in the Wholesale division increased 23.6 percent to $155 million.  Net sales in the Specialty Retail division decreased 1.0 percent during the period, with flat same-store sales.

The Company’s net sales performance during the nine-week period was impacted by the following items:

•	The acquisition of American Sporting Goods Corporation on February 17, 2011, which added $23 million of net sales to the Wholesale segment for the period;
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The timing of the Easter holiday, which occurred three weeks later in 2011 than in 2010.  Accordingly, the Company’s results for the nine-week period ended April 2, 2011 do not include a comparable build for the Easter selling season;

•
The elimination of three weeks of Buy-One, Get-One (BOGO) promotional events at Famous Footwear in the nine-week period versus the same period a year ago.  An additional two weeks of BOGO are being eliminated in April, for a total of five fewer weeks in the first quarter versus the same period last year;

•	Colder, wetter weather during the first nine weeks of 2011 than in 2010. Approximately two-thirds of the Company’s store base are in cold and moderate markets; and
•	Challenging comparisons at Famous Footwear, as same-store sales for the first nine weeks of 2010 increased by 21.9 percent.

For the first quarter, the Company now expects consolidated net sales of $619 to $634 million, which includes an expectation for a same-store sales decrease at Famous Footwear in the 2.0 to 4.0 percent range.  In addition, a significant portion of wholesale shipments typically occurs in the last week of the quarter and may be dependent upon whether retail partners take receipt in the last week of April or first week of May.  The Company has not provided quarterly earnings per share guidance.  The Company remains comfortable with its previously stated full year 2011 guidance range of $1.25 to $1.32 per diluted share, or $1.37 to $1.47 per diluted share on an adjusted basis.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These risks include (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) potential disruption to Brown Shoe’s business and operations as it integrates ASG into its business; (iii) potential disruption to Brown Shoe’s business and operations as it implements its information technology initiatives; (iv) Brown Shoe’s ability to utilize its new information technology system to successfully execute its strategies, including integrating ASG’s business; (v) intense competition within the footwear industry; (vi) rapidly changing fashion trends and purchasing patterns; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to the continued and uninterrupted flow of inventory from China, where ASG has manufacturing facilities and both ASG and Brown Shoe rely heavily on third-party manufacturing facilities for a significant amount of their inventory; (ix) the ability to recruit and retain senior management and other key associates; (x) the ability to attract and retain licensors and protect intellectual property rights; (xi) the ability to secure/exit leases on favorable terms; (xii) the ability to maintain relationships with current suppliers; (xiii) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; (xiv) the ability to source product at a pace consistent with increased demand for footwear; and (xv) the impact of rising prices in a potentially inflationary global environment.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 29, 2011, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.7 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 260 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading fashion and athletic footwear brands including Naturalizer, Dr. Scholl's, LifeStride, Sam Edelman, Franco Sarto, Via Spiga, Etienne Aigner, Vera Wang Lavender, Avia, rykä, And 1, and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:                                                                    For media:
Allison Malkin                                                                  Erin Conroy
ICR, Inc.                                                                     Brown Shoe
Allison.malkin@icrinc.com                                             econroy@brownshoe.com
203-682-8225                                                                      212-324-4515